EXHIBIT 4.6

CERTIFICATE OF TRUST
OF
CC FUNDING TRUST II

        THIS CERTIFICATE OF TRUST of CC Funding Trust II (the “Trust”), dated as of January 9, 2003, is being duly executed and filed by the undersigned, as trustees, with the Secretary of State of the State of Delaware to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.).

1.	Name. The name of the statutory trust being formed hereby is “CC Funding Trust II.”

2.	Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are as follows: The Bank of New York (Delaware), 700 White Clay Center, Route 273, Newark, DE 19711.

3.	Effective Date. This Certificate of Trust shall be effective at the time of its filing with the Secretary of State of the State of Delaware.

4.	Counterparts. This Certificate of Trust may be executed in one or more counterparts.

        IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust at the time of filing of this Certificate of Trust, have executed this Certificate of Trust as of the date first above written.

THE BANK OF NEW YORK (DELAWARE). as Delaware Trustee

By: /s/ William T. Lewis ------------------------ Name: William T. Lewis Title: Senior Vice President

THE BANK OF NEW YORK as Property Trustee

By: /s/ Paul J. Schmalzel ------------------------- Name: Paul J. Schmalzel Title: Vice President

WENDY L. AUMILLER, as Administrative Trustee

By: /s/ Wendy L. Aumiller -------------------------